Filed Pursuant to Rule 433
Registration Nos. 333-139912
333-139912-01
PNC Funding Corp
$500,000,000 Floating Rate Senior Notes
Due 2009
Summary of Terms for Issuance

Issuer:	PNC Funding Corp
Guarantor:	The PNC Financial Services Group, Inc.
Security:	Floating Rate Senior Notes due 2009
Ranking:	Senior
Ratings:	A1 / A / A (stable / positive / stable)
Principal Amount:	$500,000,000
Minimum Denomination:	$1,000
Minimum Increments:	$1,000
Trade Date:	June 7, 2007
Settlement Date:	June 12, 2007
Maturity Date:	June 12, 2009
First Interest Payment Date:	July 12, 2007
Interest Payment Dates:	Monthly thereafter on the 12th, or on the next good business day and on the Maturity Date
Interest Determination Dates:	Two London business days preceding the settlement date and each applicable coupon reset date
Day Count:	Actual/360
Reference Benchmark:	1 Month LIBOR
Spread to Benchmark:	1 Month LIBOR + 2 bps
Reoffer Yield:	1 Month LIBOR + 2 bps
Coupon:	1 Month LIBOR + 2 bps
Price to Public (%):	100.000%
CUSIP:	693476 BC6
Book-Running Manager (Underwriting Amount):	Banc of America Securities LLC (65%)
Joint Lead-Manager (Underwriting Amount):	PNC Capital Markets LLC (35%)

     PNC Funding Corp and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities LLC will arrange to send you these documents if you call them by calling toll-free at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.
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